Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	April 14, 2011
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES AND EARNINGS

FOR THE QUARTER ENDED MARCH 31, 2011

Revenues Up 28.5% for the Quarter

Core Business Up 17% for the Quarter

Income from Operations Up 61% for the Quarter

Gross Margins Up 370 Basis Points for the Quarter

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record sales of $86.6 million for the quarter ended March 31, 2011, an increase of 28.5% over sales of $67.4 million for the first quarter of 2010.

Merit’s non-GAAP net income for the quarter ended March 31, 2011, adjusted to eliminate non-recurring costs attributable to Merit’s acquisition of BioSphere Medical, Inc., and amortization of intangible assets, was $7.9 million, or $0.27 per share, up 51% compared to the quarter ended March 31, 2010.  The non-recurring acquisition costs attributable to the BioSphere acquisition include legal, accounting and stepped-up inventory costs of $291,000, net of tax, for the quarter ended March 31, 2011.

GAAP net income for the first quarter of 2011 was a record $6.6 million, or $0.23 per share, up 47% compared to net income of $4.5 million, or $0.16 per share, for the first quarter of 2010.

Gross margin for the first quarter of 2011 was 45.9% of sales, up 370 basis points, compared to 42.2% of sales for the first quarter of 2010, primarily due to the sale of new, higher-margin BioSphere products and increased direct sales in China.  Merit’s gross margin would have been 46.4% of sales, up 420 basis points, excluding the one-time acquired BioSphere inventory mark-up costs of $404,000 for the quarter ended March 31, 2011.

Income from operations for the quarter ended March 31, 2011 was a record $10.2 million, or 11.8% of sales, up 61% compared to $6.3 million, or 9.4% of sales, for the first quarter of 2010.  The increase was primarily attributable to increased sales combined with improved gross margins.

“The business is growing in all geographic regions and all product groups,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We believe the investments we have made over the past few years are paying off.  Our acquisitions are providing best-in-class products as well as the pull-through of other core products.”

“In the past few weeks, we have received FDA approval for Merit’s ASAP™ Thrombus Removal Catheter, as well as two new product approvals in China.  In the next few weeks we expect to launch several new products including the Big60™ Inflation Device,” Lampropoulos continued.  “We thank our employees who produced and delivered $32.7 million of sales in March.”

Selling, general and administrative expenses for the first quarter of 2011 were 28.4% of sales, compared to 28.2% of sales for the first quarter of 2010.  Non-GAAP SG&A expenses, excluding one-time BioSphere acquisition costs, would have been 28.3% of sales for the quarter ended March 31, 2011, compared to 30.7% of sales for the fourth quarter of 2010, a sequential improvement of 240 basis points.

Research and development costs were 5.8% of sales for the first quarter of 2011, compared to 4.5% of sales for the first quarter of 2010, primarily due to the addition of the BioSphere R&D group and its projects, as well as Endotek stent development.

For the first quarter of 2011, compared to the first quarter of 2010, catheter sales increased 22%; inflation device sales grew 19%; stand-alone device sales rose 16%; custom kit and tray sales were up 16%; and Endotek sales increased 9%.  BioSphere sales contributed $7.7 million, or 11.3%, to Merit’s sales for the quarter ended March 31, 2011.  Merit’s core business, which excludes BioSphere revenues, was up 17.2% for the quarter ended March 31, 2011, compared to the first quarter of 2010.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, April 14, 2011, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is (877) 941-8631, and the international number is (480) 629-9819.  A live webcast, as well as a rebroadcast of the conference call, can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2011	2010

SALES	$86,631	$67,432

COST OF SALES	46,846	38,997

GROSS PROFIT	39,785	28,435

OPERATING EXPENSES
Selling, general and administrative	24,591	19,032
Research and development	4,984	3,057
Total	29,575	22,089

INCOME FROM OPERATIONS	10,210	6,346

OTHER INCOME (EXPENSE)
Interest income	2	8
Interest (expense)	(425)	(35)
Other income	11	11
Total other (expense) - net	(412)	(16)

INCOME BEFORE INCOME TAXES	9,798	6,330

INCOME TAX EXPENSE	3,159	1,822

NET INCOME	$6,639	$4,508

EARNINGS PER COMMON SHARE-
Basic	$0.23	$0.16

Diluted	$0.23	$0.16

AVERAGE COMMON SHARES-
Basic	28,474	28,181

Diluted	29,003	28,758

BALANCE SHEET

(Unaudited in thousands)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$3,465	$3,735
Trade receivables, net	41,031	37,362
Employee receivables	161	110
Other receivables	1,267	1,242
Inventories	60,353	60,597
Prepaid expenses and other assets	3,988	2,541
Deferred income tax assets	4,651	4,647
Income tax refunds receivable	472	2,067
Total Current Assets	115,388	112,301

Property and equipment, net	135,582	128,055
Other intangibles, net	56,828	57,184
Goodwill	58,659	58,675
Other assets	9,664	9,125
Deferred income tax assets	4,296	4,140
Total Assets	$380,417	$369,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	18,229	20,092
Accrued expenses	18,914	18,890
Advances from employees	329	307
Income taxes payable	945	887
Total Current Liabilities	38,417	40,176

Deferred income tax liabilities	1,507	1,267
Liabilities related to unrecognized tax benefits	3,527	3,527
Deferred compensation payable	4,477	4,258
Deferred credits	1,736	1,763
Long-term debt	82,564	81,538
Other long-term obligations	1,375	1,336
Total Liabilities	133,603	133,865

Stockholders’ Equity
Common stock	71,138	67,091
Retained earnings	174,303	167,664
Accumulated other comprehensive income	1,373	860
Total stockholders’ equity	246,814	235,615
Total Liabilities and Stockholders’ Equity	$380,417	$369,480

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three month periods ended March 31, 2011 and 2010.  Investors should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP.  These non-GAAP financial measures exclude some, but not all, items that affect net income.  Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended March 31,
	2011		2010
Non-GAAP ADJUSTMENTS
GAAP net income	$6,639		$4,508

Acquisition costs	66	(a)
Fair value write-up of acquired inventory sold	404	(b)
Long-term asset impairment charges	14	(c)	46	(c)
Legal settlement			477
Amortization of intangible assets	1,608		669
Income tax effect of reconciling items	(795	)(d)	(453	)(d)

Non-GAAP net income	$7,936		$5,247

Non-GAAP net income per share	$0.27		$0.18

Diluted shares used to compute Non-GAAP net income per share:	29,003		28,758

The foregoing table does not include adjustments to non-GAAP income for stock option expense of $335,000 and $304,000 for the quarters ended March 31, 2011 and 2010, respectively.

(a)  Acquisition costs related to Merit’s acquisition of BioSphere.

(b)  Increase in cost of goods sold related to the mark-up of finished goods associated with Merit’s acquisition of BioSphere.

(c)  Amounts represent patents and trademarks and construction work-in-progress equipment abandoned.

(d)  To reflect an estimated annual effective tax rate of 38% on a Non-GAAP basis.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 130 individuals. Merit employs approximately 2,200 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s forecasted revenues, net income and other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2010. Such risks and uncertainties include risks relating to product recalls and product liability claims; potential restrictions on Merit’s liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; the potential imposition of fines, penalties, or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit’s products and the risk that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform; Merit’s potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions, including the BioSphere acquisition; fluctuations in Euro and GBP exchange rates; Merit’s need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products; volatility in the market price of Merit’s common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2010 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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